UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 17, 2002

Date of Earliest Event Reported: April 1, 2002

(Exact name of Registrant as specified in its Charter)

Delaware	93-105328
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

20400 Stevens Creek Boulevard, Suite 400
Cupertino, CA    95014
(Address of Principal Executive Offices including Zip Code)

(408) 517-6100
(Registrant's Telephone Number, Including Area Code)

(Former name, former address and former fiscal year if changed since last report)

Item 2. Acquisition or Disposition of Assets

On April 1, 2002, we completed an acquisition of  OnDemand, Inc.  Further details are contained in our press release dated April 1, 2002 and filed with our form 8-K filed on April 12, 2002.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements of Business Acquired.

 ONDEMAND,  INC.
 BALANCE SHEETS
(In thousands, except share data)

	September 30, 2001	September 30, 2000
ASSETS
Current assets:
Cash and cash equivalents	$11,920	$18,651
Accounts receivable, net	162	190
Prepaids and other current assets	143	61

Total current assets	12,225	18,902
Property and equipment
Computer equipment	1,701	953
Computer software	345	100
Furniture and fixtures	234	11

	2,280	1,064
Accumulated depreciation	(915)	(312)

	1,365	752
Other long-term assets
Product software, net	241	238
Other long-term assets	94	84
Debt issuance costs, net	208	128
Intangible assets, net	436	--

	979	450

Total assets	$14,569	$20,104

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$224	$1,200
Accrued liabilities	997	1,214
Line of credit, current	1,319	1,335
Capital lease, current	8	46
Deferred revenue	318	428
Deferred rent	--	40

Total current liabilities	2,866	4,263

Line of credit, non current	1,333	--
Capital lease, non current	25	36

Commitments

Redeemable convertible preferred stock, $0.001 par value, 30,000,000 shares authorized:
Series A: 150,670 shares designated, 150,670 shares issued and outstanding in 2001 and 2000, liquidation value of $115 and $113 at September 30, 2001 and 2000	121	120
Series B: 2,238,216 shares designated, 1,917,336 shares issued and outstanding in 2001 and 2000, liquidation value of $2,686 and $2,684 at September 30, 2001 and 2000	4,730	4,728
Series C: 8,100,000 shares designated, 6,818,956 shares issued and outstanding in 2001 and 2000, liquidation value of $9,551 and $9,547 at September 30, 2001 and 2000	10,676	10,672
Series D: 16,250,000 shares designated, 15,846,041and 9,453,719 shares issued and outstanding in 2001 and 2000, liquidation value of $30,758 and $18,340 at September 30, 2001 and 2000	30,857	18,318

Stockholders' Deficit:
Common Stock, $0.0001 part value: 45,000,000 shares authorized, 4,357,350 and 4,074,920 shares issued and outstanding in 2001 and 2000, respectively	4	4
Additional paid-in capital	1,714	1,619
Notes receivable from stockholders	(167)	(199)
Deferred compensation	(291)	(625)
Accumulated deficit	(37,299)	(18,832)

Total stockholders' deficit	(36,039)	(18,033)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$14,569	$20,104

The accompanying notes are an integral part of these condensed consolidated financial statements.

 ONDEMAND,  INC.
STATEMENTS OF OPERATIONS
(In thousands)

	Year ended
	September 30, 2001	September 30, 2000
Revenues	$1,730	$672
Cost of revenues	4,668	1,372

Gross profit (loss)	(2,938)	(700)

Operating expenses:
Sales	3,454	1,780
Marketing	4,409	4,092
Research and development	4,203	1,611
General and administrative	2,769	1,969
Amortization of intangible assets	1,180	--

Total operating expenses	16,015	9,452

Loss from operations	(18,953)	(10,152)

Interest income	984	149
Interest and other expenses	(473)	(1,399)

Net loss and comprehensive net loss	(18,442)	(11,402)

Accretion of redemption value of redeemable convertible preferred stock	(25)	--

Net loss applicable to common stockholders	$(18,467)	$(11,402)

The accompanying notes are an integral part of these condensed consolidated financial statements.

 ONDEMAND, INC.
 STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Deferred Compensation	Notes Receivable from Stockholders	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount

Balances at September 30, 1999	--	$--	1,596,316	$3,946	2,273,816	$2	$722	($146)	$--	($7,430)	($2,906)
Exercise of stock options	--	--	--	--	3,500	--	1	--	--	--	1
Issuance of common stock to consultants in exchange for services	--	--	--	--	400,528	1	45	--	--	--	46
Issuance of common stock in exchange for services	--	--	--	--	32,076	--	4	--	--	--	4
Deferred compensation related to certain stock grants and stock options to employees	--	--	--	--	--	--	--	--	--	--	--
Amortization of deferred compensation	--	--	--	--	--	--	275	(275)	--	--	178
Issuance of Series B convertible preferred stock for convertible note	--	--	471,690	660	--	--	--	178	--	--	660
Issuance of Series C convertible preferred stock, net of stock issuance fees of $21	--	--	5,220,848	7,289	--	--	--	--	--	--	7,289
Issuance of preferred stock warrants for convertible debentures (Series B $13, Series C $499)	--	--	--	512	--	--	--	--	--	--	512
Beneficial conversion feature related to convertible debentures (Series B $13, Series C $499)	--	--	--	512	--	--	--	--	--	--	512
Issuance of preferred stock warrants to lenders (Series B $215, Series C $149)	--	--	--	364	--	--	--	--	--	--	364
Issuance of Series C convertible preferred stock for convertible note	--	--	1,598,108	2,237	--	--	--	--	--	--	2,237
Issuance of Series D redeemable convertible preferred stock, net of stock issuance fees of $22	9,453,719	18,318	--	--	--	--	--	--	--	--	--
Issuance of common stock to employees	--	--	--	--	1,365,000	1	572	(382)	(191)		--
Interest accrued on notes receivable from stockholders	--	--	--	--	--	--	--	--	(8)		(8)
Reclassification of convertible preferred stock due to addition of redemptive provision	8,886,962	15,520	(8,886,962)	(15,520)	--	--	--	--	--		(15,520)
Net loss and comprehensive net loss	--	--	--	--	--	--	--	--	--	(11,402)	(11,402)

Balance at September 30, 2000	18,340,681	$33,838	--	$--	4,074,920	$4	$1,619	($625)	($199)	($18,832)	($18,033)

The accompanying notes are an integral part of these condensed consolidated financial statements.

 ONDEMAND, INC.
 STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Deferred Compensation	Notes Receivable from Stockholders	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount

Balances at September 30, 2000	18,340,681	$33,838	--	$--	4,074,920	$4	$1,619	($625)	($199)	($18,832)	($18,033)
Issuance of Series D redeemable convertible preferred stock, net of stock issuance fees of $61	5,799,219	11,189	--	--	--	--	--	--
Issuance of Series D redeemable convertible preferred stock related to the acquisition of North Systems and Wommera	574,743	1,115	--	--	--	--	--	--
Issuance of Series D redeemable convertible preferred stock warrants to lenders	--	182	--		--	--	--	--
Issuance of Series D redeemable convertible preferred stock to an employee	18,360	35	--	--	--	--	--	--
Issuance of stock options in connection with the acquisition of Wommera	--	--	--	--	--	--	10	--		--	10
Exercise of stock options	--	--	--	--	234,570	--	44	--		--	44
Issuance of common stock to consultants in exchange for services	--	--	--	--	87,235	--	100	--		--	100
Acceleration related to certain stock grants and stock options to employees	--	--	--	--	--	--	41	--		--	41
Amortization of deferred compensation	--	--	--	--	--	--	--	159		--	159
Reversal of deferred compensation for terminated employees	--	--	--	--	--	--	(175)	175		--	--
Repurchase of stock in exchange for notes receivable forgiveness	--	--	--	--	(39,375)	--	(6)		6	--	--
Forgiveness of notes receivable plus accrued interest in exchange for services preformed	--	--	--	--	--	--	--		26	--	26
Remeasurement of variable stock related to notes	--	--	--	--	--	--	81			--	81
Accretion of issue costs related to redeemable convertible preferred stock	--	25	--	--	--	--	--			(25)	(25)
Net loss and comprehensive net loss	--	--	--	--	--	--	--			(18,442)	(18,442)

Balance at September 30, 2001	24,733,003	$46,384	--	$--	4,357,350	$4	$1,714	($291)	($167)	($37,299)	($36,039)

The accompanying notes are an integral part of these condensed consolidated financial statements.

 ONDEMAND, INC.
 STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	September 30, 2001	September 30, 2000
Cash flows from operating activities:
Net loss	$(18,442)	$(11,402)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,899	218
Noncash interest expense	102	1,361
Interest receivable on notes receivable from stockholders	(11)	(8)
Stock-based compensation	283	50
Amortization of deferred compensation	159	177
Acquisition of product software	(119)	(285)
Change in other operating assets and liabilities net of effects from business acquisitions:
Accounts receivables	63	(178)
Prepaid and other current assets	(71)	(33)
Other long-term assets	(10)	(24)
Accounts payable and accrued liabilities	(1,207)	1,823
Deferred revenue	(110)	383
Deferred rent	(40)	40

Net cash used in operating activities	(17,504)	(7,878)

Cash flows from investing activities:
Capital expenditures	(805)	(794)
Cash used for business acquisitions	(923)	--)

Net cash used in investing activities	(1,728)	(794)

Cash flows from financing activities:
Borrowings under short-term convertible debt	--	800
Repayment of short-term convertible debt	--	(500)
Borrowings under line of credit	2,218	1,500
Repayment of line of credit	(901)	(665)
Payment of obligations under capital lease	(49)	(45)
Proceeds from issuance of common stock	44	1
Proceeds from issuance of convertible preferred stock, net	--	7,289
Proceeds from issuance of redeemable convertible preferred stock, net	11,189	18,318

Net cash provided by financing activities	12,501	26,698

Net (decrease) increase in cash and cash equivalents	(6,731)	18,026

Cash and cash equivalents at beginning of period	18,651	625

Cash and cash equivalents at end of period	$11,920	$18,651

Supplemental disclosure of cash flow information:
Interest paid	$276	$101

Schedule of noncash transactions:
Equipment acquired under capital leases	$--	$291

Issuance of common stock for subscription receivable	$--	$191

Conversion of debt to preferred stock	$--	$2,898

Issuance of preferred stock for acquisition of businesses	$1,115	$--

The accompanying notes are an integral part of these condensed consolidated financial statements.

ONDEMAND, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands, except share and per share data)

YEAR ENDED SEPTEMBER 30, 2001

1. Description of Business

OnDemand, Inc. (the "Company") was incorporated in the state of Delaware. The Company is a software and application service provider that offers a proprietary solution to companies who rely on channel organizations for revenue. The Company's business-to-business portals deliver a suite of vendor-specific information and e-business services to automate, unify and support channel sales. The Company conducts its business primarily in the United States.

2. Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred recurring losses since inception and had an accumulated deficit of $37,299 at September 30, 2001. Net losses are expected for the foreseeable future. Future capital requirements depend on many factors, including the Company's ability to execute its business plan. The Company is presently discussing raising additional financing through the issuance of debt or equity securities in order to complete development activities and to reach a state at which profitable operations become a possibility. There can be no assurance that the Company will be able to raise additional financing or that financing will be available on terms satisfactory to them; significant reductions in spending and the delay or cancellation of planned activities may be necessary. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's management is committed to managing expenses and has executed on cost optimization opportunities. The management team will execute further reductions, if needed, if revenue projections are not realized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, the Company considers all investments purchased with original maturities of three months or less to be cash equivalents.

Concentrations of Credit Risk and Credit Evaluations

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash equivalents. The Company primarily places its cash and cash equivalents with one domestic financial institution with high credit standing.

The Company licenses its product to companies in the United States. The Company performs ongoing credit evaluations of these customers and generally does not require collateral. The Company has had insignificant credit losses to date.

Revenues from three customers accounted for 10%, 9%, and 8% of total revenues for the year ended September 30, 2001. Revenues from three customers accounted for 19%, 16%, and 13% of total revenues for the year ended September 30, 2000.

Accounts Receivable

Accounts receivable are stated net of allowance for doubtful accounts of approximately $32 and $60 in 2001 and 2000, respectively.

Property and Equipment

Equipment is stated at cost. Depreciation is provided over the estimated useful lives of the related assets using primarily the straight-line method. The estimated useful lives approximate three years. Depreciation expense of approximately $603 and $170 was recognized in the years ended September 30, 2001 and 2000, respectively.

Revenue Recognition

Revenue results from hosting services, setup fees, and supporting professional services. Cost of revenues includes the personnel and expenses incurred in providing hosting services, customer support, and training.

Under the terms of the Company's agreements with its customers, customers do not have the contractual right to take possession of the Company's software. As a result, the Company accounts for revenue in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), and Emerging Issues Task Force 00-3, "Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements that Include the Right to Use Software Stored on Another Entity's Hardware" (EITF 00-3).

Revenue, including revenue from setup fees, is recognized ratably over the term of the related contract as hosting services are provided. Professional services revenues are recognized as the services are provided. The Company determines whether evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met.

Advertising Costs

Advertising costs are expensed in the period incurred and totaled approximately $37 and $762 in 2001 and 2000, and none in 1999.

Software Development Costs

Costs of software developed internally by the Company or obtained for use in its operations are accounted for under the American Institute of Certified Public Accountant's Statement of Position (SOP) 98-1, "Accounting for the Costs of Corporate Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires the capitalization of certain costs related to internal use software once specific criteria have been met. All capitalized internal use computer software was obtained from external sources. Capitalized internal use software was $404 and $285 at September 30, 2001 and 2000, respectively. The purchased software is being amortized on a straight-line basis into research and development expense over three years, the expected useful life. Amortization expense of $116 and $47 was recorded during the years ended September 30, 2001 and 2000, respectively.

Intangible Assets

Intangible assets consist of: customer lists, workforce and technological know how resulting from business acquisitions, see Note 3. The intangible assets are amortized on a straight-line basis over 6 and 24 months, which represents the estimated period of benefit. Amortization expense of $1,180 and none was recorded for years ended September 30, 2001 and 2000, respectively.

Stock-Based Compensation

The Company accounts for stock options and performance-based stock awards as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and has adopted the disclosure only option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, no compensation cost for stock options is recorded at the time of issuance when the option price is set at the market price of the Company's stock at date of grant. The effect of applying the fair value method under SFAS 123 to the Company's stock options would result in pro forma net losses that are not materially different from the historical amounts reported.

Comprehensive Income (loss)

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130"), requires components of other comprehensive income, including gains and losses on available-for-sale investments, to be included as part of total comprehensive income (loss). Total comprehensive income (loss) for each of the periods presented is equal to net loss.

In accordance with the provision of SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," the Company has determined that it has only one operating segment, the application service provider segment.

Reclassifications

Certain reclassifications of prior-year amounts have been made to conform to the current-year presentation, including certain debt issuance costs. In addition, the Company has reflected the reclassification of convertible preferred stock to redeemable convertible preferred stock to reflect a redemption provision that was added to those securities in September 2000.

Impact of Recently Issued Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 141, "Business Combination" ("SFAS 141") and Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. SFAS 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001 (i.e., the acquisition date is July 1, 2001 and thereafter). Under SFAS 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed annually (or more frequently if indicators arise, for impairment).

Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The Company is required to adopt SFAS Nos. 141 and 142 on October 1, 2001. The Company has not determined the impact, if any, that SFAS Nos. 141 and 142 will have on its financial statements.

In October 2001, the FASB issued SFAS No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal periods beginning after December 15, 2001. SFAS 144 provides a single accounting model for, and supersedes previous guidance on, accounting and reporting for the impairment/disposal of long-lived assets. SFAS 144 sets new criteria for the classification of assets held-for-sale and changes the reporting of discontinued operations. The Company does not believe that the adoption of SFAS 144 will have a significant impact on its financial statements.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

3. Other Long-Term Assets

Other long-term assets consisted of the following at September 30:

	2001	2000

Deposits	$ 94	$ 74
Prepaid royalties	--	10
Total:	$ 94	$ 84

4. Accrued Liabilities

Accrued liabilities consist of the following at September 30:
	2001	2000

Accrued bonus	$ 161	$ 168
Accrued payroll	269	215
Accrued vacation	200	157
Accrued marketing	25	267
Other	342	407
Total:	$ 997	$ 1,214

5. Business Acquisitions

Acquisition of Wommera, Inc. ("Wommera")

On March 22, 2001, the Company acquired all of the intellectual property and workforce of Wommera's business of email campaigning (Wommera). This transaction has been accounted for as a purchase. The intangible assets are being amortized over estimated useful lives of 12 to 24 months. Results of operations of Wommera have been included in the Company's financial statements since March 22, 2001.

The total purchase price of the Wommera acquisition has been allocated to individual assets and liabilities based upon an estimate of their fair values. The following tables depict the total purchase price and the allocation thereof:

Total purchase price:
Value of Series D redeemable convertible preferred stock ("Series D") issued (226,804 shares at $1.94 per share)	$ 440
Value of Wommera options assumed	10
Cash tendered	49
Subtotal:	499
Acquisition costs	65
Total purchase cost	$ 564

Purchase price allocation:
Intangible assets acquired:
Assembled workforce	$ 153
Core technology	425
Net liabilities assumed	(14)
Total purchase consideration	$ 564

Acquisition of North Systems, Inc. ("North Systems")

On March 30, 2001, the Company acquired all of the assets of North Systems' business-to-business portal communication (North Systems). The transaction has been accounted for as a purchase. The purchase price includes a contingent liability of between $0 and $500 worth of Series D preferred stock based on revenue the Company collects for North Systems contracts. The contingent payment was not recorded as management determined that the probability of achievement of the triggering events was remote. The total purchase price of the North Systems acquisition has been allocated to individual assets based upon an estimate of fair values. The following table depicts the total purchase price and the allocation thereof:

Total purchase price:
Cash (in form of drawdown on line of credit)	$ 716
Value of Series D issued (347,939 share at $1.94 per share)	675
Contingent payment	--
1,391
Acquisition costs	93
Total purchase cost	$ 1,484

Purchase price allocation:
Tangible assets acquired:
Accounts receivable	$ 35
Computer equipment	411
Intangible assets acquired:
Customer base	1,038
Total purchase consideration	$ 1,484

The intangible assets are being amortized over an estimated useful life of six months. The computer equipment is being depreciated over its remaining estimated useful life of 36 months. Results of operations of North Systems have been included in the Company's financial statements since March 30, 2001. Pro forma financial information has not been provided as the revenues for the period were not significant.

6. Line of Credit

In fiscal 2001, the Company entered into a second working capital and equipment line of credit of $2,500. Interest is based on a designated rate of 9.54%, and all assets of the Company secure the line of credit. The balance is due on or before August 2004.

In fiscal 2000, the Company entered into its first working capital and equipment financing line of credit of $2,500 and on March 2001 increased it to $2,722. Interest is based on a prime rate of 8.5%, and all assets of the Company secure the line of credit. The balance is due on or before November 2003. $3,718 of these lines of credit had been used and $2,652 remained outstanding as of September 30, 2001.

In conjunction with the initial $2,500 financing, the Company issued warrants to purchase Series C redeemable convertible preferred stock ("Series C") equal to 13% of the commitment amount on working capital and 5% on the equipment line of credit. The value of warrants on the initial line, approximately $364, has been recorded as debt issuance costs and is being amortized to interest expense over the life of the loan. Approximately $50 and $236 of these costs were amortized in 2001 and 2000, respectively.

In fiscal 2001, in conjunction with the second $2,500 line of credit, the Company issued 110,147 warrants to purchase Series D redeemable convertible preferred stock ("Series D") equal to 6% of the commitment amount. The value of the warrants on the second line of credit, approximately $182, has been recorded as debt issuance costs and is being amortized over the life of the loan. Approximately $52 of these costs was amortized in 2001. See Note 10 for valuation of the warrants.

7. Capital Leases

Future minimum commitments for capital leases having remaining noncancelable lease terms in excess of one year are as follows for fiscal years ending September 30, 2001:

2002	$15
2003	23
2004	--
2005	--
2006	--
Total minimum lease payments	38
Amount representing interest	(5)
Present value of minimum capital lease payments	33
Less current portion	8
$25

The equipment that serves as collateral for the leases was recorded at approximately $49 and $413 and had accumulated depreciation of approximately $12 and $121 for 2001 and 2000, respectively. Depreciation of the assets is included in depreciation expense.

8. Operating Leases

The Company leases certain facilities under operating leases. Rent expense for the years ended September 30, 2001 and 2000, was approximately $380 and $274, respectively. Future minimum commitments for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

2002	$371
2003	238
2004	--
2005	--
2006	--
Thereafter	--
Total minimum operating lease payments	$609

9. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

	September 30
	2001	2000
Deferred tax assets:
NOL's	$ 12,850	$ 6,110
Research credit	664	270
Other	292	270
Total deferred tax assets	13,806	6,650
Valuation allowance	(13,806)	(6,650)
Net deferred tax assets	$ --	$ --

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $7,156 and $4,650 during 2001 and 2000, respectively.

As of September 30, 2001, the Company had net operating loss carryforwards for federal income tax purposes of approximately $32,000 which expire at various dates beginning in 2001, if not utilized.

Utilization of the Company's net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and a similar state provision. Such an annual limitation could result in the expiration of the net operating loss before utilization.

10. Redeemable Convertible Preferred Stock

As of September 30, 2001, the Company had 150,670 shares of Series A redeemable convertible preferred stock ("Series A"), 1,917,336 shares of Series B redeemable convertible preferred stock ("Series B"), 6,818,956 shares of Series C and 15,846,041 shares of Series D outstanding.

In September 2000 and October 2000, the Company issued 9,453,179 shares and 5,799,219 shares, respectively, of Series D to various investors at $1.94 per share, with aggregate gross proceeds to the Company of $18,340 and $11,250, respectively.

In the fiscal year ended September 30, 2000, the Company issued a total of 5,220,848 shares of Series C convertible preferred stock to various investors at $1.40 per share, with aggregate gross proceeds to the Company of $7,309.

In October and November 1999, the Company issued a total of $800 in 6.5% convertible promissory notes. Additionally, preferred stock warrants were issued in accordance with the terms of the convertible promissory note. See Note 10 for details of the warrants. During the year ended September 30, 2000, the Company recorded $512 in imputed noncash interest expense for the beneficial conversion feature associated with convertible promissory notes issued during the year. In December 1999, the Company converted all outstanding convertible promissory notes (including accrued interest) into 471,690 shares of Series B convertible preferred stock and 1,598,108 shares of Series C convertible preferred stock.

Under the Company's Articles of Incorporation, redeemable convertible preferred stock is issuable in series and the Board of Directors is authorized to determine the rights, preference, and terms of each series.

The holders of Series B, Series C and Series D are entitled to receive noncumulative dividends at an annual rate of 8%, when and if declared by the Board of Directors, prior to any dividend on the Series A and common stock. After all dividends payable to Series B, C and D shareholders have been declared and paid the holders of Series A are entitled to receive noncumulative dividends at an annual rate of 6%. No dividends have been declared as of September 30, 2001.

Series A, B, C and D stockholders are entitled to receive, upon liquidation, an amount per share equal to a price of $0.75, $1.40, $1.40, and $1.94, respectively, plus declared and unpaid dividends. After the distribution to Series A, B, C and D stockholders, the remaining assets of the Company will be distributed to the holders of common stock until each holder has received an aggregate amount equal to the applicable payment limit for each share of preferred stock held. The payment limit is equal to three times the per share amount. Thereafter, if assets remain in the Company, the holders of common stock receive all of the remaining assets on a pro rata basis.

Each share of Series A, B, C and D has a number of votes equal to the number of shares of common stock into which it is convertible. As long as a majority of the Series A, B, C and D shares originally issued remain outstanding the holders of the Series A, B, and C voting together as a single class, shall be entitled to elect three directors to the Board of Directors, and the holders of Series D voting together as a single class, shall be entitled to elect two directors to the Board of Directors. The holders of the common stock, Series A, B, C and D, voting together as a single class, shall elect the remaining two directors.

Upon written consent of the holders of two-thirds of the shares of preferred stock outstanding, the holders of Series A, B, C and D have the right of redemption in three annual installments on or after September 2005 at a redemption price equal to the purchase price plus any unpaid but declared and accrued dividends.

Each share of Series A, B, C and D is convertible at the option of the holder and is determined by dividing $0.75, $1.40, $1.40, and $1.94, respectively, by the applicable conversion price. At the current conversion price, each share of Series A, B, C and D will convert into one share of common stock. The conversion price per share shall be adjusted for certain recapitalizations, splits, and combinations. Series D automatically converts into shares of common stock at the conversion price in effect upon the earlier of (i) the closing of an underwritten public offering registered under the Securities Act of 1933, as amended, covering the offer and sale of common stock at a public offering price of not less that $4.85 per share (adjusted for stock dividends, stock splits, or recapitalizations) with aggregate cash proceeds to the Company of at least $25,000 or (ii) the date specified by written consent or agreement of the holders of two-thirds of the aggregate number of outstanding shares. Series A, B, and C automatically converts into shares of common stock at the conversion price in effect upon the earlier of (i) the closing of an underwritten public offering registered under the Securities Act of 1933, as amended, sale of common stock with aggregate cash proceeds to the Company of at least $25,000 or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares.

During the year ended September 30, 2001, the Company issued 18,360 shares of Series D to an employee, recognizing stock-based compensation of $35.

11. Common Stock

Stock Issued to Consultants

The Company grants common stock to consultants from time to time in exchange for services performed for the Company. In general, these grants are not subject to repurchase when granted. However, some stock grants are subject to repurchase over a four-year period. In 2001 and 2000 , the Company granted 87,235 and 400,528 shares, respectively, of the Company's common stock to consultants, with the fair value of these grants determined to be approximately $100 and $154, respectively. Common stock grants in 2001 and 2000 were valued using the Black-Scholes valuation model and the following inputs: volatility of 1.0%, dividend yield of 0%, risk-free interest rate of 6.0%, and expected life of three years. These charges are subject to adjustment based on the fair value of the stock at the final lapse of the repurchase right.

Deferred Compensation

The Company recorded deferred compensation of approximately $657 in 2000, based on the fair value of options and stock grants at the date of issuance for the value of shares granted subject to repurchase and options not yet vested. These amounts and amounts previously deferred are being amortized over the vesting period of the individual grants, generally a 48-month period. During the year ended September 30, 2001, the Company reversed $175 of unamortized deferred compensation relating to unvested options on employee termination. During 2001 and 2000, the Company amortized approximately $159 and $178, respectively, of deferred compensation related to these grants.

Notes Receivable from Stockholders

In January and April 2000, the Company sold 1,365,000 shares of its common stock to key officers of the Company in exchange for promissory notes in the aggregate amount of $191. The notes are full recourse and bear interest at 6.2%, which the Company believes is a market rate of interest for the respective borrowers.

During the year ended September 30, 2001, the Company and one of the key officers entered into a separation agreement that forgave the accrued principal and interest on the promissory note in the amount of $26. The remaining portion of the note that was associated with the unvested shares was forgiven in exchange for the repurchase of the unvested shares of common stock, which amounted to 39,375 shares or $6. Because the Company forgave this full recourse note, the stock associated with the remaining notes to the key officers will be accounted for variably. As of September 31, 2001, notes of $117 principal, plus accrued interest are due in January 2004, and notes of $42 principal, plus accrued interest are due in April 2004.

Common Stock Option Plan

During 1996, the Company adopted the 1996 Stock Plan (the 1996 Plan) that authorized the issuance of 3,000,000 shares of common stock. The options granted under this Plan could be either incentive stock options or nonstatutory stock options. Under the 1996 Plan, options to purchase common stock were granted at prices no less than 85% of the fair market value on the date of grant (110% of fair value in certain instances). Options generally vest over a 48-month period. The 1996 Plan was terminated in August 1998. Options granted under the 1996 Plan, before its termination, remain outstanding in accordance with their terms.

In August 1998, the Company adopted the 1998 Stock Incentive Plan (the 1998 Plan). The 1998 Plan authorized for issuance of 1,400,000 shares of common stock for granting of either incentive, nonqualified stock options, or restricted stock to eligible participants. The 1998 Plan serves as the successor equity incentive program to the Company's 1996 Plan. Options to purchase common stock may be granted at prices no less than 85% of the fair market value on the date of grant (110% of fair value in certain instances). Options to purchase shares of common stock generally vest immediately or over a period of four years from the date of the option grant. Employees can only exercise their options of common stock. Any unvested exercised shares are subject to repurchase rights whereby the Company has the option to repurchase any unvested exercised shares upon termination of employment, at the original exercise price. In 2001 and 2000, the Company repurchased 39,375 and 0 shares, respectively. As of September 30, 2001, 776,416 shares were subject to repurchase.

In December 1999, the Board of Directors increased the number of shares authorized under the 1998 Plan from 1,400,000 shares to 4,150,000 shares. In November 2000, the Board of Directors increased the number of shares authorized under the 1998 Plan by 933,000 shares to 5,083,000 shares.

A summary of the Company's stock option activity in the Stock Incentive Plan and related information for the years ended September 30 follows:

		Options and Purchase Rights Outstanding
	Shares			Weighted-
	Available	Number of	Price	Average
	for Grant	Shares	Per Share	Exercise Price

Balance at September 30, 1999	1,337,848	578,250	$0.06 - $0.14	$0.12
Authorized	2,750,000	--	--	--
Granted	(3,478,998)	3,478,998	$0.14 - $0.42	$0.35
Forfeited	310,537	(310,537)	$0.14 - $0.42	$0.15
Exercised	--	(1,801,104)	$0.14	$0.29
Balance at September 30, 2000	919,387	1,945,607	$0.14 - $0.42	--
Authorized	933,000	--	--	--
Granted	(2,302,735)	2,302,735	$0.49	$0.49
Forfeited	1,526,874	(1,526,874)	$0.14 - $0.49	$0.36
Exercised	--	(321,805)	$0.06 - $0.49	$0.29
Balance at September 30, 2001	1,076,526	2,399,663	$0.06 - $0.49	--

The weighted-average fair value of options granted during fiscal years ended September 30, 2001 and 2000 was $0.49 and $0.35, respectively.

Exercise prices for options outstanding as of September 30, 2001 ranged from $0.06 to $0.49 per share. The weighted-average remaining contractual life of those options is 8.67 years.

As of September 30, 2001, 767,323 options were exercisable with exercise prices ranging from $0.06 to $0.49 per share.

The Company computed the pro forma disclosures required in SFAS 123 for options granted during the year ended September 30, 2001 using the Black-Scholes option pricing model and the following assumptions: a risk free interest rate of 6.0%, a weighted-average expected life of 10 years, a volatility rate of 100%, and no dividend yield. The impact on the calculation of pro forma results of operations required by SFAS 123 was determined to be immaterial.

12. Common and Redeemable Convertible Preferred Stock Warrants

At September 30, 2001, warrants to purchase 58,600 shares of common stock held by nonemployees were outstanding, with exercise prices ranging from $0.0625 to $1.25 per share. These warrants expire in 2007.

During the year ended September 30, 2000, in connection with the issuance of convertible debentures, the Company issued 399,738 warrants to purchase Series B and Series C at an exercise price of $1.40 per share. The warrants were valued at $512 using the Black-Scholes valuation model with the following inputs: volatility of 1.0%, dividend yield of 0%, risk-free interest rate of 6.0%, and expected life of 10 years. The value was initially recorded as a discount in the convertible debentures to be amortized to interest expense over the life of the debenture. All convertible debentures were converted to preferred stock as of September 30, 2000, therefore, the discount was fully amortized to interest expense during the year ended September 30, 2000. The warrants expire in 2009.

In May 1999 and January 2000, the Company issued 166,415 warrants to purchase Series B at an exercise price of $1.40 per share to a financial institution in connection with the loans. The warrants expire in 2009 and 2010. The warrants were valued at $214 using the Black-Scholes valuation model with the following inputs: volatility of 1.0%, dividend yield of 0%, risk-free interest rate of 6.0%, and expected life of 10 years. The loans have been repaid; therefore, the value of the warrants was recognized as interest expense during the year ended September 30, 2000.

In February 2000 and July 2000 the Company issued 116,071 warrants and 8,088 warrants, respectively, to purchase Series C at an exercise price of $1.40 per share to a leasing company. The warrants expire in 2010. The warrants were valued at approximately $150 using the Black-Scholes valuation model with the following inputs: volatility of 1.0%, dividend yield of 0%, risk-free interest rate of 6.0%, and expected life of 10 years. The Company will record the value of the warrants as additional interest expense over the lease term, approximately $35 and $21 in the years ended September 30, 2001 and 2000, respectively.

During fiscal 2001, the Company issued 110,147 warrants to purchase Series D at an exercise price of $1.94 per share to a leasing company. The warrants expire in seven-year increments ending in March 2008. The warrants were valued at approximately $182 using the Black-Scholes valuation model with the following inputs: volatility of 1.0%, dividend yield of 0%, risk-free interest rate of 6.0%, and expected life of 7 years. The Company will record the value of the warrants as additional interest expense over the lease term, $52 in the year ended September 30, 2001.

No warrants have been exercised. As of September 30, 2001, the following warrants are outstanding:

Common stock	58,600
Series B	320,880
Series C	1,187,892
Series D	110,147
Total:	1,677,519

13. Defined Contribution Pension Plan

Beginning in 1997, the Company sponsored a defined contribution pension plan (the "Plan") for its employees. Employees become eligible to enter the Plan at the beginning of the month immediately following the completion of 30 days of service with the Company. Contribution to the Plan is based on a percentage of the employee's gross compensation, limited by IRS guidelines for such plans. The Company does not match contributions made by employees, but does pay the Plan's administrative expenses. Administrative expenses for the Plan totaled approximately $2 and $1.5 in fiscal 2001 and 2000, respectively.

14. Subsequent Events

In October, the Company entered into an arrangement with a former officer of the Company whereby the Company granted the officer three months of accelerated vesting on certain stock grants. This acceleration caused 52,813 shares to be vested. The expense associated with the fair value using the Black-Scholes method of the compensation expense is immaterial and therefore no additional expense will be recorded. As further consideration for the agreement, the Company extended the payment terms for the note, which the officer had entered into as consideration for the stock purchase. The Company also committed to continue the officer's health insurance benefits for 12 months following the termination date. Lastly, in accordance with the original terms of the note, the Company agreed to repurchase from the former officer 422,500 shares of stock as payment for the outstanding principal balance on the note that pertained to those shares. The accrued interest on the outstanding note was paid in full by the former officer and amounted to approximately $14.

On October 1, 2001 and February 6, 2002, the Company implemented restructuring plans to reduce its operating expenses and conserve its existing cash resources. Such restructuring plans involved the termination of approximately 16 and 28 employees, representing approximately 27% and 64% of the Company's workforce. The Company incurred severance costs of $117 connection with these restructurings. However, this restructuring plan caused elements of the Company's facilities to essentially become idle, which is an indicator of impairment. Accordingly, the Company performed long-lived asset impairment tests at the enterprise-level, the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The tests were performed by comparing the expected aggregate undiscounted cash flows to the carrying amounts of long-lived assets. Based on the results of these tests, the Company determined that long-lived assets were not impaired at that date.

On February 22, 2000, the Company entered into a non-binding letter of agreement and term sheet under which the Company and a potential acquiror will proceed with discussions regarding a potential acquisition of the Company. The letter of agreement also includes exclusivity provisions that limit the Company's ability to negotiate with potential acquirors through March 24, 2002.

15. Subsequent Events (Unaudited)

On March 28, 2002, the Company signed an Agreement and Plan of Merger with Chordiant Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Chordiant Software, Inc. ("Chordiant"). Upon the closing on April 1, 2002, pursuant to the merger agreement, Chordiant Acquisition Corp. merged with and into the Company, thereby making the Company a wholly owned subsidiary of Chordiant. In connection with the merger, the stockholders of the Company received approximately $11,500 in cash, in the aggregate, in exchange for their shares, subject to certain indemnities and escrow provisions.

 ONDEMAND,  INC.
 BALANCE SHEETS
(In thousands, except share data)

	December 31, 2001 (Unaudited)	September 30, 2001
ASSETS
Current assets:
Cash and cash equivalents	$9,199	$11,920
Accounts receivable, net	213	162
Prepaids and other current assets	197	143

Total current assets	9,609	12,225
Property and equipment, net	1,354	1,606
Intangible assets, net	349	436
Other long-term assets	325	302

Total assets	$11,637	$14,569

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$200	$224
Accrued liabilities	781	997
Line of credit, current	995	1,319
Capital lease, current	8	8
Deferred revenue	229	318

Total current liabilities	2,213	2,866
Line of credit, non current	1,377	1,333
Capital lease, non current	22	25

	3,612	4,224

Commitments (Notes 4 and 6)

Redeemable convertible preferred stock, $0.001 par value, 30,000,000 shares authorized:
Series A: 150,670 shares designated, 150,670 shares issued and outstanding (liquidation value of $115,000)	122	121
Series B: 2,228,216 shares designated, 1,917,336 shares issued and outstanding (liquidation value of $2,686,000)	4,731	4,730
Series C: 8,100,000 shares designated, 6,818,956 shares issued and outstanding (liquidation value of $9,551,000)	10,677	10,676
Series D: 16,250,000 shares designated, 15,846,041shares issued and outstanding (liquidation value of $30,758,000)	30,861	30,857

Stockholders' Deficit:
Common Stock, $0.0001 part value: 45,000,000 shares authorized, 4,029,725 shares issued and outstanding	4	4
Additional paid-in capital	1,667	1,714
Notes receivable from stockholders	(102)	(167)
Deferred compensation	(203)	(291)
Accumulated deficit	(39,732)	(37,299)

Total stockholders' deficit	(38,366)	(36,039)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$11,637	$14,569

The accompanying notes are an integral part of these condensed consolidated financial statements.

 ONDEMAND,  INC.
STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	December 31, 2001	December 31, 2000
Revenues	$531	$312
Cost of revenues	498	896

Gross profit (loss)	33	(584)

Operating expenses:
Sales and marketing
Non-cash compensation expense	10	9
Other sales and marketing	875	2,463
Research and development
Non-cash compensation expense	-	4
Other research and development	763	1,136
General and administrative
Non-cash compensation expense	55	13
Other general and administrative	524	697
Amortization of intangible assets	91	-
Restructuring charge	42	-

Total operating expenses	2,360	4,322

Loss from operations	(2,327)	(4,906)

Interest expense	(122)	(83)
Interest and other income, net	23	374

Net loss and comprehensive net loss	(2,426)	(4,615)

Accretion of redemption value of redeemable convertible preferred stock	(7)	(7)

Net loss applicable to common stockholders	$(2,433)	$(4,622)

The accompanying notes are an integral part of these condensed consolidated financial statements.

 ONDEMAND, INC.
 STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
(In thousands, except per share date)
(Unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Deferred Compensation	Notes Receivable from Stockholders	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount

Balances at September 30,2001	24,733,003	$46,384	4,357,350	$4	$1,714	($291)	($167)	($37,299)	($36,039)
Exercise of stock options	--	--	39,875	--	6	--	--	--	6
Issuance of common stock to consultants in exchange for services	--	--	55,000	--	29	--	--	--	29
Reversal of deferred compensation related to employee terminations	--	--	--	--	(54)	54	--	--	--
Amortization of deferred compensation	--	--	--	--	--	34	--	--	34
Acceleration of vesting for terminated employees	--	--	--	--	31	--	--	--	31
Repurchase of unvested shares	--	--	(422,500)	--	(59)	--	59	--	--
Interest accrued on notes receivable from stockholders	--	--	--	--	--	--	6	--	6
Accretion of issue costs related to Redeemable Convertible Preferred Stock	--	7	--	--	--	--	--	(7)	(7)
Net loss and comprehensive net loss	--	--	--	--	--	--	--	(2,426)	(2,426)

Balance at December 31, 2001	27,733,003	$46,391	4,029,725	$4	$1,667	$(203)	($102)	($39,732)	$(38,366)

The accompanying notes are an integral part of these condensed consolidated financial statements.

 ONDEMAND, INC.
 STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	December 31, 2001	December 31, 2000
Cash flows from operating activities:
Net loss	$(2,426)	$(4,615)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	316	111
Interest receivable on notes receivable from stockholders	6	(3)
Gain or loss on disposal of assets	66	-
Issuance of common stock to consultants	29	-
Amortization of deferred compensation	34	26
Stock based compensation expense in conjunction with acceleration of vesting of unvested stock	31	-
Noncash debt issuance expense	27	9
Change in other operating assets and liabilities net of effects from business acquisitions:
Accounts receivables	(51)	(576)
Prepaids and other current assets	(54)	(965)
Other long-term assets	5	(29)
Accounts payable and accrued liabilities	(240)	145
Deferred revenue	(89)	459

Net cash used in operating activities	(2,346)	(5,438)

Cash flows from investing activities:
Capital expenditures	(43)	(579)

Net cash used in investing activities	(43)	(579)

Cash flows from financing activities:
Proceeds from issuance of preferred stock	-	11,191
Borrowings under line of credit	-	866
Repayment of line of credit	(335)	(277)
Repayment of capital lease	(3)	-
Proceeds from exercise of stock options	6	18

Net cash provided by (used in) financing activities	(332)	11,798

Net increase (decrease) in cash and cash equivalents	(2,721)	5,781

Cash and cash equivalents at beginning of period	11,920	18,651

Cash and cash equivalents at end of period	$9,199	$24,432

Schedule of noncash transactions:
Accretion of issuance costs	$7	$7

Settlement of note receivable in exchange for unvested options	$59	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

ONDEMAND, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except share and per share data)

1. Description of Business

OnDemand, Inc, (the "Company") was incorporated in the state of Delaware. The Company is a software and application service provider that offers a proprietary solution to companies who rely on channel organizations for revenue. The Company's business-to-business portals deliver a suite of vendor-specific information and e-business services to automate, unify and support channel sales. The Company conducts its business primarily in the United States.

2. Significant Accounting Policies

Basis of presentation

The accompanying unaudited interim financial statements reflect all adjustments, consisting of only normal and recurring items, which in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. The results of operations for interim periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. These financial statements should be read in conjunction with the audited financial statements and related notes of the Company for the fiscal year ended September 30, 2001 included in this Form 8K/A. Certain prior period balances have been reclassified to conform to current period presentation. All information as of December 31, 2001 and for the three month periods ended December 31, 2001 and 2000 presented on these financial statements are unaudited.

The Company has completed several rounds of private equity financing. However, the Company has incurred substantial losses and negative cash flows from operations since inception. For the three months ended December 31, 2001, the Company incurred a loss of $2,426 and negative cash flows from operations of $2,346. As of December 31, 2001, the Company has an accumulated deficit of $39,732. Management expects operating losses and negative cash flows to continue for the foreseeable future because of additional costs and expenses related to sales, marketing and other promotional activities, continued research and development efforts and development of relationships with other business. Management's plans with regard to these matters include increasing revenues and reducing operating expenses as well as seeking additional financing or selling the Company (see Note 10). Failure to generate sufficient revenues, reduce certain discretionary spending, raise additional capital or sell the Company could have a material effect on the Company's ability to achieve its intended business objectives.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of credit risk and credit evaluations

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivables. The Company primarily deposits its cash and cash equivalents with one domestic financial institution that management considers credit worthy.

The Company provides services to companies in the United States. The Company performs ongoing credit evaluations of its customers, does not require collateral, and maintains allowances for potential credit losses on customer accounts when deemed necessary. To date, such losses have been within management's expectations.

Revenues from four customers accounted for 12%, 12%, 10% and 10% (unaudited) of total revenues for the three months ended December 31, 2001, respectively. At December 31, 2001, four customers accounted for 28%, 26%, 16% and 12% (unaudited) of gross accounts receivable, respectively.

Revenue recognition

Revenue results from hosting services, setup fees, and supporting professional services.

Under the terms of the Company's agreements with its customers, customers do not have the contractual right to take possession of the Company's software. As a result, the Company accounts for revenue in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), and Emerging Issues Task Force ("EITF") No. 00-3, "Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements that Include the Right to Use Software Stored on Another Entity's Hardware".

Revenue, including revenue from setup fees, is recognized ratably over the term of the related contract as hosting services are provided. Professional services revenues are recognized as the services are provided. The Company determines whether evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. If any of these criteria are not met, revenue recognition is deferred until such time all of the criteria are met.

Software development costs

Research and development costs are expensed as incurred. Software development costs associated with internal-use software are accounted for in accordance with Statement of Position ("SOP") No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company capitalizes purchased software which is ready for service and development costs for marketable software incurred from the time the preliminary project stage is completed until the software is ready for use. Under the provisions of SOP No. 98-1, costs associated with software developed or obtained for internal use should be capitalized when both the preliminary project stage is completed and management has authorized further funding for the project which it deems probable will be completed and used to perform the function intended. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose. Post-implementation training, maintenance and other operating costs are expensed as incurred. Capitalized internal-use software was $404 (unaudited) at December 31, 2001. The software is being amortized on a straight-line basis in research and development over three years, the expected useful economic life. Amortization expense of $64 (unaudited) was recorded during the three months ended December 31, 2001.

Comprehensive income

Comprehensive income does not materially differ from net income for the three months ended December 31, 2001.

Recent accounting pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. SFAS No. 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS No. 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001 (i.e., the acquisition date is July 1, 2001 and thereafter). Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed annually (or more frequently if indicators arise, for impairment).

Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The Company is required to adopt SFAS Nos. 141 and 142 on October 1, 2002. The Company does not believe that the adoption of these pronouncements will have a significant impact on its financial statements.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal periods beginning after December 15, 2001. SFAS No. 144 provides a single accounting model for, and supersedes previous guidance on, accounting and reporting for the impairment/disposal of long-lived assets. SFAS No. 144 sets new criteria for the classification of assets held-for-sale and changes the reporting of discontinued operations. The Company does not believe that the adoption of SFAS No. 144 will have a significant impact on its financial statements.

In November 2001, the EITF reached consensus on EITF No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products." EITF No. 01-09 addresses the accounting for consideration given by a vendor to a customer and is codification of EITF No. 00-14, "Accounting for Certain Sales Incentives," EITF No. 00-22 "Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentives Offers and Offers for Free Products or Services to be Delivered in the Future" and EITF No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." The Company does not believe that the adoption of this pronouncement will have a material impact on its financial position or results of operations.

3. Restructuring

On October 1, 2001, the Company implemented a restructuring plan to reduce its operating expenses and conserve its existing cash resources. The restructuring plan involved the termination of approximately 16 employees, representing approximately 27% of the Company's workforce. The Company incurred severance costs of $42 (unaudited) in connection with the restructuring.

4. Lines of Credit and Capital Lease Obligations

Lines of credit

In fiscal 2000, the Company entered into its first working capital and equipment financing line of credit of $2,500 and on March 2001 increased it to $2,722. Interest is based on a prime rate of 8.5%, and all assets of the Company secure the line of credit. The balance is due on or before November 2003.

In fiscal 2001, the Company entered into a second working capital and equipment line of credit of $2,500. Interest is based on a designated rate of 9.54%, and all assets of the Company secure the line of credit. The line of credit expires on or before August 2004.

$3,718 of these lines of credit had been used and $2,372 remained outstanding as of December 31, 2001 (unaudited).

Future maturity under the lines of credit as of December 31, 2001 are as follows (unaudited):
2002	$995
2003	$1,377

In conjunction with the initial $2,500 financing, the Company issued warrants to purchase Series C redeemable convertible preferred stock ("Series C") equal to 13% of the commitment amount on working capital and 5% on the equipment line of credit. The value of warrants on the initial line, approximately $364, has been recorded as debt issuance costs and is being amortized to interest expense over the life of the loan. Approximately $15 (unaudited) of these costs were amortized in the three months ended December 31, 2001.

In fiscal 2001, in conjunction with the second $2,500 line of credit, the Company issued 110,147 warrants to purchase Series D redeemable convertible preferred stock ("Series D") equal to 6% of the commitment amount. The value of the warrants on the second line of credit, approximately $182, has been recorded as debt issuance costs and is being amortized over the life of the loan. Approximately $12 (unaudited) of these costs were amortized in the three months ended December 31, 2001.

Capital lease obligations

The Company has entered into capital lease agreements for certain equipment. These agreements require monthly lease payments including interest. Future minimum lease obligations under the capital lease as of December 31, 2001 are as follows (unaudited):

2002	$11,000
2003	23,000

Total minimum lease payments	34,000
Amount representing interest	(4,000

Present value of minimum capital lease payments	30,000
Less current portion	8,000

$22,000

5. Balance Sheet Components

Property and equipment, net

	December 31, 2001 (unaudited)	September 30, 2001
(In thousands)
Computer equipment	$1,648	$1,701
Product software	404	241
Office equipment and furniture	236	234
Computer software	373	345

	$2,661	$2,521
Less: Accumulated depreciation	$(1,307)	$(915)

	$1,354	$1,606

Total assets acquired under capital leases at December 31, 2001 totaled $1,967 (unaudited). Accumulated depreciation of assets under capital leases totaled $945 (unaudited) at December 31, 2001.

6. Operating Leases

The Company leases certain facilities under operating leases. Rent expense for the three months ended December 31, 2001, was approximately $93 (unaudited). Future minimum lease payments under noncancelable operating leases at December 31, 2001 are approximately as follows (unaudited):

Year Ended
2002	$371
2003	238

Total minimum lease payments	$609

7. Redeemable Convertible Preferred Stock

As of December 31, 2001, the Company had 150,670 shares of Series A redeemable convertible preferred stock ("Series A"), 1,917,336 shares of Series B redeemable convertible preferred stock ("Series B"), 6,818,956 shares of Series C redeemable convertible preferred stock ("Series C") and 15,846,041 shares of Series D redeemable convertible preferred stock ("Series D") outstanding.

Under the Company's Articles of Incorporation, redeemable convertible preferred stock is issuable in series and the Board of Directors is authorized to determine the rights, preference, and terms of each series.

Dividends

The holders of Series B, Series C and Series D are entitled to receive noncumulative dividends at an annual rate of 8%, when and if declared by the Board of Directors, prior to any dividend on the Series A and common stock. After all dividends payable to Series B, C and D shareholders have been declared and paid the holders of Series A are entitled to receive noncumulative dividends at an annual rate of 6%. No dividends have been declared as of December 31, 2001.

Liquidation preference

Series A, B, C and D stockholders are entitled to receive, upon liquidation, an amount per share equal to a price of $0.75, $1.40, $1.40, and $1.94, respectively, plus declared and unpaid dividends. After the distribution to Series A, B, C and D stockholders, the remaining assets of the Company will be distributed to the holders of common stock after each Series A, B, C and D stockholders has received an aggregate amount equal to the applicable payment limit for each share of preferred stock held. The payment limit is equal to three times the per share amount. Thereafter, if assets remain in the Company, the holders of common stock receive all of the remaining assets on a pro rata basis.

Voting

Each share of Series A, B, C and D has a number of votes equal to the number of shares of common stock into which it is convertible. As long as a majority of the Series A, B, C and D shares originally issued remain outstanding the holders of the Series A, B, and C voting together as a single class, shall be entitled to elect three directors to the Board of Directors, and the holders of Series D voting together as a single class, shall be entitled to elect two directors to the Board of Directors. The holders of the common stock, Series A, B, C and D, voting together as a single class, shall elect the remaining two directors.

Redemption

Upon written consent of the holders of two-thirds of the shares of preferred stock outstanding, the holders of Series A, B, C and D have the right of redemption in three annual installments on or after September 2005 at a redemption price equal to the purchase price plus any unpaid but declared and accrued dividends.

Conversion

Each share of Series A, B, C and D is convertible at the option of the holder and is determined by dividing $0.75, $1.40, $1.40, and $1.94, respectively, by the applicable conversion price. At the current conversion price, each share of Series A, B, C and D will convert into one share of common stock. The conversion price per share shall be adjusted for certain recapitalizations, splits, and combinations. Series D automatically converts into shares of common stock at the conversion price in effect upon the earlier of (i) the closing of an underwritten public offering registered under the Securities Act of 1933, as amended, covering the offer and sale of common stock at a public offering price of not less that $4.85 per share (adjusted for stock dividends, stock splits, or recapitalizations) with aggregate cash proceeds to the Company of at least $25,000 or (ii) the date specified by written consent or agreement of the holders of two-thirds of the aggregate number of outstanding shares. Series A, B, and C automatically converts into shares of common stock at the conversion price in effect upon the earlier of (i) the closing of an underwritten public offering registered under the Securities Act of 1933, as amended, sale of common stock with aggregate cash proceeds to the Company of at least $25,000 or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares.

8. Common Stock

Stock issued to consultants

The Company grants common stock to consultants from time to time in exchange for services performed for the Company. During the three month ended December 31, 2001, the Company granted 55,000 shares of the Company's common stock to consultants, with the fair value of these grants determined to be approximately $6 (unaudited).

Deferred compensation

Previously deferred compensation charges are being amortized over the vesting period of the individual grants, generally a 48-month period. During the three month period ended December 31, 2001, the Company amortized approximately $34 (unaudited) of deferred compensation related to these grants. During the three month period ended December 31, 2001, the Company also reversed $54 (unaudited) of unamortized deferred compensation relating to unvested options on employee termination.

Notes receivable from stockholders

In January and April 2000, the Company sold 1,365,000 shares of its common stock to key officers of the Company in exchange for promissory notes in the aggregate amount of $191. The notes are full recourse and bear interest at 6.2%, which the Company believes is a market rate of interest for the respective borrowers.

During the year ended September 30, 2001, the Company and one of the key officers entered into a separation agreement that forgave the accrued principal and interest on the promissory note in the amount of $26. The remaining portion of the note that was associated with the unvested shares was forgiven in exchange for the repurchase of the unvested shares of common stock, which amounted to 39,375 shares or $6. Because the Company forgave this full recourse note, the stock associated with the remaining notes to the key officers have been accounted for variably.

In October 2001, the Company entered into a termination agreement with a former officer of the Company whereby the Company agreed to repurchase 422,500 shares of unvested stock for $59 as payment for the outstanding balance on a note that pertained to these shares and extended repayment of the remaining balance under the note of $59 until April 2003. The Company also accelerated the vesting of 52,813 unvested options and agreed to continue the officers health insurance benefits for 12 months following the termination date. The compensation expense related to the acceleration of vesting of the unvested options was not significant. A compensation expense of $5 was recorded in relation to the health benefits provided after the officer's termination.

Common stock option plan

During 1996, the Company adopted the 1996 Stock Plan (the 1996 Plan) that authorized the issuance of 3,000,000 shares of common stock. The options granted under this Plan could be either incentive stock options or nonstatutory stock options. Under the 1996 Plan, options to purchase common stock were granted at prices no less than 85% of the fair market value on the date of grant (110% of fair value in certain instances). Options generally vest over a 48-month period. The 1996 Plan was terminated in August 1998. Options granted under the 1996 Plan, before its termination, remain outstanding in accordance with their terms.

In August 1998, the Company adopted the 1998 Stock Incentive Plan (the 1998 Plan). The 1998 Plan authorized for issuance of 1,400,000 shares of common stock for granting of either incentive, nonqualified stock options, or restricted stock to eligible participants. The 1998 Plan serves as the successor equity incentive program to the Company's 1996 Plan. Options to purchase common stock may be granted at prices no less than 85% of the fair market value on the date of grant (110% of fair value in certain instances). Options to purchase shares of common stock generally vest immediately or over a period of four years from the date of the option grant. Employees can only exercise their options of common stock. Any unvested exercised shares are subject to repurchase rights whereby the Company has the option to repurchase any unvested exercised shares upon termination of employment, at the original exercise price. As of December 31, 2001, 258,000 shares were subject to repurchase.

A summary of the Company's stock option activity in the Stock Incentive Plan (unaudited):

	Shares available for Grant	Options Outstanding	Exercise Price	Weighted Average Exercise Price
Balances at September 30, 2001	1,076,526	2,399,663	$0.06 - $0.49	$0.38

Granted	(95,000)	95,000	$0.49	$0.49
Forfeited	336,988	(336,988)	$0.14 - $0.49	$0.38
Exercised	--	(39,875)	$0.14 - $0.42	$0.14

Balances at December 31, 2001	1,318,514	2,117,800	$0.14 - $0.49	$0.36

Had compensation cost been determined based on the fair value at the grant dates for awards in the three months ended December 31, 2001, the Company's net loss would not have been materially different from the reported loss. Because options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not representative of the pro forma results in future years.

The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following assumptions:
December 31, 2001 (unaudited)
Weighted average risk free interest rates	4.53%
Expected lives	5 years
Dividend yield	0%

9. Common and Redeemable Convertible Preferred Stock Warrants

At September 30, 2001, warrants to purchase 58,600 shares of common stock held by nonemployees were outstanding, with exercise prices ranging from $0.0625 to $1.25 per share. These warrants expire in 2007.

As of December 31, 2001, the following warrants are outstanding (unaudited):

December 31, 2001 (unaudited)
Common stock	58,600
Series B	320,880
Series C	1,187,892
Series D	110,147

1,677,519

10. Subsequent Event

On March 28, 2002, the Company entered into a merger agreement (the "Agreement") with Chordiant Software, Inc. The acquisition closed on April 1, 2002. Under the terms of the Agreement, Chordiant Software, Inc. paid approximately $11.5 million in cash in exchange for all outstanding common stock and preferred stock.

(b) Pro Forma Financial Information.

CHORDIANT SOFTWARE, INC. UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(in thousands, except share and per share information)

The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the merger of Chordiant Software, Inc. and OnDemand, Inc. ("OnDemand") which closed on April 1, 2002 (the "Merger") and the acquisition of Prime Response, Inc. ("Prime") by Chordiant which occurred on March 27, 2002 as previously reported by Chordiant on Form 8-K filed on January 8, 2001. Both acquisitions have been accounted for using the purchase method of accounting. These pro forma financial statements were prepared as if the Merger and the acquisition of Prime had been completed as of January 1, 2001 for statement of operations purposes and, for the Merger, as of December 31, 2001 for balance sheet purposes.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at December 31, 2001 for balance sheet purposes, or the Merger and the acquisition of Prime as of January 1, 2001 for statement of operations purposes, nor are these presentations necessarily indicative of the future financial position or results of operations. The pro forma combined financial statements include adjustments, based upon preliminary estimates, to reflect the allocation of purchase consideration to the acquired assets and liabilities assumed of Prime and OnDemand before any integration or restructuring adjustments. The final allocation of the purchase consideration will be determined after the completion of an appraisal and a comprehensive final evaluation of the fair value of all assets and liabilities assumed as considered appropriate. The pro forma adjustments may differ materially based upon the final allocation.

These unaudited pro forma combined financial statements are based upon the historical consolidated financial statements of Chordiant, Prime and OnDemand and should be read in conjunction with the historical consolidated financial statements included in Chordiant's Annual Report on Form 10-K for the year ended December 31, 2001 on file with the Securities and Exchange Commission, Chordiant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 on file with the Securities and Exchange Commission, the historical financial statements of Prime as of March 27, 2001 and for the period from January 1, 2001 to March 27, 2001 (date of the acquisition) and the historical consolidated financial statements of OnDemand included in this Form 8-K/A.

CHORDIANT SOFTWARE, INC.
 UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2001
(amounts in thousands)

			Pro Forma
	Chordiant	OnDemand	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$27,068	$9,199	(11,500	) (a)	$24,767
Short-term investments and restricted cash	24,072	--			24,072
Accounts receivable, net	21,573	213			21,786
Other current assets	5,267	197			5,464

Total current assets	77,980	9,609			76,089

Property and equipment, net	7,083	1,354			8,437
Goodwill and other intangible assets, net	27,792	349	3,652	(c)	31,793
Other assets	2,010	325			2,335

Total assets	$114,865	$11,637			$118,654

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,575	$200			$5,775
Accrued liablities	10,142	781	200	(b)	11,123
Line of credit, current	75	995			1,070
Capital lease obligations, current	--	8			8
Deferred revenue, current	22,457	229	(23	)(d)	22,663

Total current liabilities	38,249	2,213			40,639

Deferred revenue, non current	4,406	--			4,406
Line of credit, non current	--	1,377			1,377
Capital lease obligations, non current	--	22			22
Other liabilities	910	--			910

Total liabilities	43,565	3,612			47,354
Redeemable convertible preferred stock
Series A	--	122	(122	)(e)	--
Series B	--	4,731	(4,731	)(e)	--
Series C	--	10,677	(10,677	)(e)	--
Series D	--	30,861	(30,861	)(e)	--

Stockholders' equity (deficit):
Common stock	55	4	(4	)(e)	55
Additional paid-in capital	217,395	1,667	(1,667	)(e)	217,395
Treasury stock	(332)	--			(332)
Note receivable from stockholder	(961)	(102)	102	(e)	(961)
Deferred compensation	(4,045)	(203)	203	(e)	(4,045)
Accumulated other comprehensive loss	(630)	--			(630)
Accumulated deficit	(140,182)	(39,732)	39,732	(e)	(140,182)
Total stockholders' equity (deficit)	71,300	(38,366)			71,300

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$114,865	$11,637			$118,654

The accompanying notes are an integral part of these unaudited pro forma combined  financial statements.

CHORDIANT SOFTWARE, INC.
 UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
AS OF DECEMBER 31, 2001
(amounts in thousands)

	Chordiant						Pro Forma

	Historical Chordiant	Historical Prime	Pro Forma Adjustments		Pro Forma Chordiant	Historical OnDemand	Adjustments		Combined
Revenues:
License	$39,664	454			$40,118	$--			$40,176
Service	36,307	3,308			39,615	1,949			41,506

Total revenues	75,971	3,762			79,733	1,949			81,682

Cost of revenues:
License	1,982	--			1,982	--			1,982
Service	30,607	2,690			33,297	4,270			37,567
Non-cash compensation expense	698	29			727	--			727

Total cost of revenues	33,287	2,719			36,006	4,270			40,276

Gross profit/(loss):	42,684	1,043			43,727	(2,321)			41,406

Operating expenses:
Sales and marketing
Non-cash compensation expense	1,040	514			1,554	41			1,595
Other sales and marketing	41,651	3,931			45,582	6,822			52,404
Research and Development
Non-cash compensation expense	1,076	29			1,105	16			1,121
Other research and development	20,457	1,753			22,210	3,216			25,426
Purchased in-process research and development	3,025	--			3,025	--			3,025
General and administrative
Non-cash compensation expense	406	29			435	99			534
Other research and development	9,604	5,298			14,902	2,546			17,448
Amortization of intangible assets	9,699	--	1,985	(f)	11,684	1,271	1,334	(g)	14,289
Restructuring expense	1,669	3,772			5,441	42			5,483

Total operating expenses	88,627	15,326			105,938	14,053			121,325

Loss from operations	(45,943)	(14,283)			(62,211)	(16,374)			(79,919)

Interest expense	(79)	(28)			(107)	(512)			(619)
Other income (expense), net	3,960	355			4,315	653	(351)	(h)	4,948

Net loss before income taxes	(42,062)	(13,956)			(58,003)	(16,253)			(75,590)
Provision for income taxes	200	--			200	--			200

Net loss	(42,262)	($13,956)			($58,203)	($16,253)			($75,790)

Pro forma net loss per share:
basic and diluted:	$(0.86)								($1.46)

Shares used to compute pro forma net loss per share:
basic and diluted:	49,252		2,750	(i)					52,002

The accompanying notes are an integral part of these unaudited pro forma combined  financial statements.

CHORDIANT SOFTWARE, INC.
 NOTES TO THE UNAUDITED PRO FORMA
 COMBINED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

On March 28, 2002, Chordiant and OnDemand entered into a Merger Agreement whereby Chordiant acquired each share of common stock and preferred stock of OnDemand in exchange of a cash consideration of $11,500 (before OnDemand Merger related costs). Options and warrants issued and outstanding prior to the Merger were not assumed by Chordiant. The Merger closed on April 1, 2002.

The unaudited pro forma combined condensed balance sheet at December 31, 2001 combines the consolidated financial position of Chordiant with OnDemand and reflects the Merger as if it had occurred on December 31, 2001.

The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2001 includes the results of: Chordiant for the year ended December 31, 2001; OnDemand for the year ended December 31, 2001; and Prime for the period from January, 1, 2001 to March 27, 2001 (acquisition date). The financial statements of OnDemand were conformed to Chordiant's fiscal periods. The pro forma statement of operations have been prepared assuming the Merger and the acquisition of Prime by Chordiant were each completed as of January 1, 2001.

The unaudited pro forma combined condensed financial statements reflect a purchase price of approximately $11,700 including $200 of estimated direct acquisition cost.

The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions relating to the allocation of consideration paid for the assets and liabilities based on primarily estimates of their fair value. The actual allocation of the consideration for the acquisition to the tangible and identifiable intangible assets acquired and liabilities assumed will be based on the basis of their estimated fair values on the effective date of the acquisition and may differ from those assumptions reflected in the unaudited combined financial statements after final valuations have been completed. Chordiant does not expect that the final allocation of the purchase price will differ materially from the primarily allocation. The preliminary purchase price allocation is as follows:

Fair value of tangible assets acquired	$11,288
Developed technology	3,030
Customer list	181
Goodwill	790
Fair value of liabilities assumed	(3,589)

$11,700

The accompanying unaudited pro forma combined condensed balance sheet has been prepared as if the Merger was completed on December 31, 2001 and reflects the following pro forma adjustments:

(a) To record the cash issued to the OnDemand shareholders.

(b) To record the estimated direct Merger costs of approximately $200 to be incurred by Chordiant.

(c) To record the estimated fair value of the acquired intangible assets of OnDemand.

(d) To reduce the OnDemand deferred revenue to estimated fair value.

(e) To eliminate the historical stockholders' equity OnDemand.

The accompanying unaudited pro forma combined condensed statements of operations have been prepared as if the Merger and the acquisition of Prime by Chordiant were each completed as of January 1, 2001 and reflects the following pro forma adjustments:

(f) To record the amortization of intangible assets resulting from the acquisition of Prime by Chordiant on a straight-line basis over their economic lives.

(g) To record the amortization of intangible assets resulting from the acquisitions of OnDemand by Prime on a straight-line basis over their economic lives.

(h) To eliminate the interest income recorded by Chordiant on a cash balance of $11,500.

(i) To reflect the issuance by Chordiant of 11,918,805 shares of common stock in connection with the acquisition of Prime.

Chordiant Software, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 17, 2002

Chordiant Software, Inc.

(Registrant)

/s/ Steve G. Vogel

Steve G. Vogel
Senior Vice President of Finance, Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit No.            Description of Document

23.1                        Consent of Ernst & Young, LLP.